At your request, we are providing you with preliminary loan information. The information contained herein is qualified in its entirety by the information in the Offering Document relating to this transaction. The information contained herein is preliminary as of the date hereof, supersedes any previous such information delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final Offering Document relating to the securities. This information is subject to change, completion or amendment from time to time. The recipient acknowledges that this preliminary information may be changed or amended without any notice to the recipient and the provider is under no obligation to send any supplemented or corrected information. Any investment decision with respect to the securities should be made by you based solely upon the information contained in the final Offering Document relating to the securities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or byemailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assurrptions which may or may not be reflected herein. As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assurrptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN). JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. All rights reserved. J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC. JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

			% of							Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average		Weighted	Weighted		Weighted	Average	Average	Average	Average
	Number	Current	Current	Original	Total	Average	Average	Weighted	Average	Months	Stated	Stated	Original	Percent	Percent
	of	Principal	Principal	Principal	Original	Current	Net	Average	Maximum	to	Original	Remaining	Effective	Cashout	Interest	FICO
Original LTV	Receivables	Balance	Balance	Balance	Balance	Coupon	Coupon	Margin	Rate	Roll	Term	Term	LTV	Refi	Only	Score
5.01 - 10.00	5	403,000.00	0.04	80,600.00	403,000.00	6.607	6.357	2.25	11.607	120	360	359.9	7.85	73	82.9	715.3
10.01 - 15.00	4	1,017,001.00	0.1	254,250.00	1,017,001.00	8.016	7.766	2.25	13.016	91	360	359.2	14.41	21.3	100	739.1
15.01 - 20.00	8	1,823,450.00	0.18	227,931.00	1,823,450.00	6.719	6.469	2.269	11.719	117	360	358.6	17.49	36.9	96.2	701.5
20.01 - 25.00	15	1,728,824.93	0.17	115,400.00	1,731,000.00	6.586	6.33	2.25	11.586	112	360	358.8	22.53	56.1	79.8	727.1
25.01 - 30.00	16	3,749,360.43	0.37	234,411.00	3,750,575.00	6.755	6.505	2.084	12.248	111	360	358.7	27.08	55.2	89.9	720.7
30.01 - 35.00	17	5,040,829.49	0.49	325,965.00	5,541,408.00	6.607	6.334	2.263	11.607	99	360	359.4	32.88	40.9	77.5	697.1
35.01 - 40.00	33	11,151,713.82	1.09	343,985.00	11,351,501.00	6.747	6.493	2.24	11.747	105	360	359.1	37.91	53.2	96	729.3
40.01 - 45.00	41	16,513,615.00	1.61	422,299.00	17,314,252.00	6.544	6.283	2.242	11.57	101	360	358.8	43.05	58.6	84.5	721.7
45.01 - 50.00	58	16,839,361.17	1.64	302,589.00	17,550,164.00	6.696	6.431	2.255	11.714	104	360	358.8	48.06	72.7	88.3	720.1
50.01 - 55.00	53	26,851,112.01	2.62	531,438.00	28,166,238.00	6.788	6.527	2.277	11.826	98	360	358.8	53.38	56.6	81	711.6
55.01 - 60.00	103	45,158,854.38	4.41	451,892.00	46,544,907.00	6.668	6.411	2.267	11.722	96	360	357.8	57.91	63.5	91.3	707.8
60.01 - 65.00	121	61,132,999.92	5.97	529,065.00	64,016,839.00	6.823	6.563	2.265	11.916	96	360	358.4	63.65	41.2	84.1	710.3
65.01 - 70.00	209	97,486,925.51	9.52	482,406.00	100,822,830.00	6.844	6.585	2.258	11.895	96	360	358.4	68.64	47.8	87.7	699.5
70.01 - 75.00	277	146,066,417.60	14.27	531,626.00	147,260,267.00	6.876	6.624	2.253	11.944	94	360	358.8	73.74	45.2	91.3	705.3
75.01 - 80.00	1547	543,952,160.97	53.14	365,702.00	565,740,762.00	6.832	6.572	2.25	11.869	97	360	358.8	79.64	24	91.9	709.6
80.01 - 85.00	20	5,248,831.50	0.51	272,718.00	5,454,365.00	7.028	6.709	2.232	12.555	105	360	358.3	83.85	17.9	59.6	693.7
85.01 - 90.00	111	26,837,886.63	2.62	263,990.00	29,302,932.00	7.001	6.659	2.334	12.007	102	360	358.5	88.11	39.3	85.5	691.9
90.01 - 95.00	43	8,934,077.49	0.87	217,919.00	9,370,512.00	7.146	6.768	2.422	12.146	103	360	358	94.75	1.4	71.8	724.4
95.01 - 100.00	12	3,749,923.88	0.37	328,389.00	3,940,672.00	6.715	6.454	2.106	11.715	100	360	359.2	74.79	0	82	690.6
Total:	2693	1,023,686,345.75	100	394,023.00	1,061,102,673.00	6.83	6.567	2.256	11.878	97	360	358.7	73.22	35	89.9	708.1

CLTV only for loans that CLTV information was available for (Excludes Chase and 4 PHH Loans)
			% of							Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average		Weighted	Weighted		Weighted	Average	Average	Average	Average
	Number	Current	Current	Original	Total	Average	Average	Weighted	Average	Months	Stated	Stated	Original	Percent	Percent
Combined LTV	of	Principal	Principal	Principal	Original	Current	Net	Average	Maximum	to	Original	Remaining	Effective	Cashout	Interest	FICO
	Receivables	Balance	Balance	Balance	Balance	Coupon	Coupon	Margin	Rate	Roll	Term	Term	LTV	Refi	Only	Score
5.001 - 10.000	4	363,000.00	0.04	90,750.00	363,000	6.563	6.313	2.25	11.563	120	360	359.9	7.92	81	81	719.1
10.001 - 15.000	3	217,000.00	0.03	72,333.00	217,000	7.153	6.903	2.25	12.153	120	360	359.8	12.43	100	100	754.4
15.001 - 20.000	6	723,500.00	0.09	120,583.00	723,500	6.654	6.404	2.298	11.654	120	360	359.5	17.47	79.3	90.3	711.5
20.001 - 25.000	12	1,344,731.70	0.16	112,167.00	1,346,000	6.635	6.377	2.25	11.635	117	360	359	22.47	43.6	74.1	721.3
25.001 - 30.000	14	3,331,078.12	0.39	240,570.00	3,367,977	6.811	6.558	2.063	12.366	115	360	359.1	27.12	55.1	94.2	719.6
30.001 - 35.000	13	4,338,789.08	0.51	361,016.00	4,693,205	6.528	6.259	2.265	11.528	99	360	359.6	32.35	39.3	79.8	693.1
35.001 - 40.000	29	10,349,390.19	1.22	363,757.00	10,548,952	6.884	6.63	2.239	11.884	106	360	359.3	34.03	52.9	97	733.4
40.001 - 45.000	33	12,205,638.78	1.44	390,257.00	12,878,484	6.518	6.256	2.239	11.518	104	360	359.3	42.64	57.9	87.1	708
45.001 - 50.000	50	12,754,772.56	1.51	274,388.00	13,719,422	6.704	6.429	2.231	11.728	109	360	359.1	47.36	73.1	91.8	724.8
50.001 - 55.000	39	17,835,171.60	2.11	489,034.00	19,072,315	6.765	6.499	2.252	11.776	102	360	359	52.92	56.3	87.9	711.6
55.001 - 60.000	76	27,285,167.17	3.23	376,727.00	28,631,244	6.678	6.417	2.251	11.7	103	360	359	58.08	63.4	88.1	715.6
60.001 - 65.000	84	39,418,559.65	4.66	489,383.00	41,108,170	6.75	6.491	2.273	11.75	97	360	358	61.96	60.1	86.9	709.4
65.001 - 70.000	134	59,489,193.45	7.04	461,840.00	61,886,530	6.806	6.546	2.252	11.815	101	360	358.9	67.6	56.3	87.9	700.4
70.001 - 75.000	188	103,750,584.01	12.27	559,704.00	105,224,440	6.838	6.584	2.249	11.875	95	360	359	72.62	45.5	91.1	705.5
75.001 - 80.000	540	211,403,688.62	25.01	414,179.00	223,656,921	6.818	6.553	2.248	11.873	98	360	359	78.69	40.9	91.2	705.3
80.001 - 85.000	54	22,358,880.19	2.64	423,960.00	22,893,830	6.853	6.583	2.26	12.016	99	360	359.1	77.62	49.4	85.1	706.7
85.001 - 90.000	300	113,840,222.35	13.47	398,653.00	119,595,954	6.905	6.626	2.269	11.92	100	360	359	79.27	20.6	88.7	697.7
90.001 - 95.000	226	68,565,648.49	8.11	312,555.00	70,637,463	6.831	6.558	2.273	11.841	106	360	359.1	80.09	17.1	92.1	709.5
95.001 - 100.000	401	135,109,110.20	15.98	350,376.00	140,500,591	6.932	6.673	2.245	11.951	96	360	359.1	79.16	0.4	94.2	714.4
100.001 >=	1	676,000.00	0.08	676,000.00	676,000	7.25	7	2.25	12.25	84	360	360	80	0	100	629
Total:	2,207	845,360,126.16	100	399,520.00	881,740,998	6.836	6.571	2.254	11.868	99	360	359	73.24	34.6	90.6	707.1

LTV For Chase Loans and 4 Loans 4 PHH Excluded

			% of							Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average		Weighted	Weighted		Weighted	Average	Average	Average	Average
	Number	Current	Current	Original	Total	Average	Average	Weighted	Average	Months	Stated	Stated	Original	Percent	Percent
Original LTV	of	Principal	Principal	Principal	Original	Current	Net	Average	Maximum	to	Original	Remaining	Effective	Cashout	Interest	FICO
	Receivables	Balance	Balance	Balance	Balance	Coupon	Coupon	Margin	Rate	Roll	Term	Term	LTV	Refi	Only	Score
15.01 - 20.00	1	100,000.00	0.06	100,000	100,000	6.875	6.625	2.25	11.875	82	360	358	17.09	100	100	784
20.01 - 25.00	2	234,093.23	0.13	117,500	235,000	6.518	6.268	2.25	11.518	81	360	357	23.74	100	100	773.7
25.01 - 30.00	3	484,908.32	0.27	161,933	485,800	6.441	6.191	2.25	11.441	80	360	356.2	27.8	61.8	61.8	715
30.01 - 35.00	1	259,561.87	0.15	260,000	260,000	6.875	6.625	2.25	11.875	81	360	357	34.71	0	0	804
35.01 - 40.00	4	1,655,274.63	0.93	413,875	1,655,500	6.639	6.389	2.25	11.639	102	360	356.7	39.22	28.1	92.1	713.4
40.01 - 45.00	4	2,631,526.23	1.48	658,750	2,635,000	6.525	6.275	2.25	11.69	86	360	355.9	43.48	62.1	62.1	762
45.01 - 50.00	10	3,762,827.29	2.11	376,301	3,763,010	6.741	6.491	2.37	11.741	82	360	357.7	47.86	92.5	97.2	701.3
50.01 - 55.00	8	5,879,883.21	3.3	735,125	5,881,000	6.741	6.491	2.367	11.88	87	360	358.1	54.18	65.8	50.1	731.9
55.01 - 60.00	21	10,057,567.17	5.64	479,843	10,076,700	6.59	6.34	2.323	11.674	86	360	357.3	57.94	53.9	93.3	709.1
60.01 - 65.00	27	14,541,308.66	8.15	545,254	14,721,865	6.936	6.683	2.25	12.225	92	360	357.3	64.29	50.9	90.3	706.7
65.01 - 70.00	54	21,591,719.15	12.11	400,007	21,600,365	6.756	6.506	2.28	11.935	90	360	357.1	68.92	55.1	84	697.2
70.01 - 75.00	48	20,968,647.37	11.76	437,037	20,977,761	6.831	6.581	2.264	12.082	87	360	357	74.11	56	80.2	710.7
75.01 - 80.00	263	85,834,266.06	48.13	329,435	86,641,293	6.792	6.54	2.254	11.87	86	360	357.1	79.67	19.1	89.9	716.8
80.01 - 85.00	5	1,220,757.77	0.68	244,290	1,221,450	7.294	7.044	2.25	12.294	81	360	357	84.34	31.3	82.5	713.5
85.01 - 90.00	26	6,886,138.88	3.86	264,953	6,888,781	6.884	6.634	2.25	11.884	81	360	357.4	89.56	34.5	90.2	697
90.01 - 95.00	9	2,217,739.75	1.24	246,461	2,218,150	7.509	7.259	2.25	12.509	81	360	357.1	95	5.7	81.3	749.7
Total:	486	178,326,219.59	100	369,057	179,361,675	6.799	6.548	2.268	11.923	87	360	357.1	73.1	36.9	86.4	713.1